Exhibit A
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     Generally.  Following  the close of each  fiscal  year  during the term for
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which "Net Profit" for such fiscal year  exceeds $2.9 million and provided  that
Executive remains in the full employ of Employer at all times through the relevant Bonus Payment Date (as hereinafter defined), Executive shall receive an Annual Bonus equal to two percent (2%) of the Net Profit for such fiscal year; provided that, in no event shall the amount of the Annual Bonus for any one (1) fiscal year exceed one hundred percent (100%) of the Executive's Base Salary at the conclusion of such fiscal year.

     Definitions.  "Net Profit"  means  Employer's  net  operating  income after
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interest, depreciation,  amortization and federal, state, local or foreign taxes or other governmental charges, exclusive of extraordinary or non-recurring items of income (e.g., gains on the sales of assets outside of the ordinary course of
business)  or  otherwise   resulting  from  significant  changes  in  accounting
principles that are not consistent with Employer's business practices.

     Payment.  Payment of the Annual Bonus,  if any, shall be made no later than
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the  ninetieth  (90th)  day after the end of each full  fiscal  year  during the
Employment Period (the "Bonus Payment Date"). All payments of amounts hereunder shall be accompanied by a written statement showing the amount of Employer's Net Profit during the period in respect of which such fee is paid and describing the calculation of such payment. All payments hereunder shall be payable in accordance with the Employer's payroll practices, as in effect from time to time, including, without limitation, the deduction of payroll taxes and similar withholdings.

     Calculation.  All  calculations  and other  determinations  whatsoever with
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reference to the Annual Bonus will be performed  in  accordance  with  generally accepted accounting principles ("GAAP") in the manner applied in the Employer's audited financial statements, which shall be final, binding and conclusive for all purposes hereunder.




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